Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on the 27th day of April 2026.

BETWEEN:

KEITH VENDOLA

(the “Employee”)

AND

NERVGEN US INC., a Delaware Corporation

(the “Company” or the “Employer”, and with the Employee, each a “Party” and collectively, the “Parties”)

WHEREAS:

A.	The Company is wholly owned by NervGen Pharma Corp., a British Columbia Corporation with its principal place of business at 112-970 Burrard Street, Unit 1290, Vancouver, BC, V6Z 2R4, Canada (the “Parent Company”).

B.	The Company is engaged in research, development and commercialization of pharmaceuticals that target protein tyrosine phosphatase sigma (PTPσ) for the treatment of nerve damage in the human clinical market (together, with such other services, research and development activities as undertaken by the Company from time to time, the “Company Business”).

C.	The Parent Company is engaged in research, development and commercialization of pharmaceuticals that target protein tyrosine phosphatase sigma (PTPσ) for the treatment of nerve damage in the human clinical market (together with the Company Business, the “Business”).

D.	The Parties wish to enter into this Agreement to confirm the terms and conditions of the Employee’s employment with the Company.

NOW THEREFORE in consideration of the mutual covenants and agreements herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

1.	EMPLOYMENT

1.1	Position. Subject to the terms of this Agreement, the Company agrees to employ the Employee and the Employee agrees to serve as Chief Financial Officer of the Company during the Term (hereinafter defined). The Employee also agrees that as part of his duties as an employee of the Company, the Employee shall serve as the Chief Financial Officer of the Parent Company, and may be required to serve as an officer and/or director of the Parent Company and its subsidiaries, and that the remuneration and entitlements on termination of employment set out in this Agreement fully compensate the Employee for any services he performs for the Parent Company and its subsidiaries in that regard.

1.2	Reporting. The Employee shall report and be directly responsible to the Chief Executive Officer of the Company.

1.3	Term. The term of this Agreement (the “Term”) shall commence April 27, 2026 (the “Commencement Date”) and shall continue until terminated in accordance with this Agreement. The Employee’s employment with the Company will at all times be “at will,” meaning that any Party may terminate the Term and the Employee’s employment hereunder at any time and for any reason.

2.	COMPENSATION

2.1	Salary. The Employee shall initially be paid an annual salary (“Salary”) of US$515,000 paid semi-monthly. The Salary and any other compensation provided to the Employee pursuant to this Agreement will be subject to deductions and withholdings required by applicable laws. Under the direction of the Board of Directors of the Parent Company (the “Board”) or its duly appointed Compensation Committee, the Company will initiate an annual review of the Employee’s performance, entire non-equity compensation and terms of employment with the first annual review to occur on or before December 31, 2026.

2.2	Benefits. The Employee will be eligible to participate in the Company’s US benefits plans in effect from time to time, subject to the terms of such plans.

2.3	Non-Equity Incentive Programs. The Employee shall participate in the Company’s incentive program with the opportunity to annually earn up to 40% of the previous 12 months’ paid Salary based upon Company and individual goals and other terms approved by the Board in its sole discretion, prorated for any partial year of employment. The actual amount of the Employee’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as may be provided by the Board or as may otherwise be set forth in the applicable incentive compensation plan, the Employee must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.

2.4	Employee Stock Option Plan. The Parent Company will grant to the Employee 812,002 stock options (“Options”) under the Parent Company’s equity incentive plan, as in effect from time to time (the “Plan”), within 30 days following the Commencement Date. All Options will be granted with a 10-year term, and the exercise price of the Options will equal the last sales price reported for the shares on the date of grant on the principal national securities exchange in the U.S. on which the shares are then traded (the “Fair Market Value”). The Options will be subject to time-based vesting conditions, vesting in three substantially equal annual installments beginning on the first anniversary of the grant date until fully vested. Any vested Options held by the Employee at the time of termination of employment other than a termination by the Company for Cause or due to the Employee’s death or disability will remain exercisable through the earlier of (i) 90 days from the date of termination and (ii) the end of the 10-year term of the Option. All Options will be subject to the terms and conditions set forth above and in the applicable award agreement to be provided to the Employee at the time of grant, with such terms and conditions subject to the Plan, as amended from time to time. In the event of a conflict between this Agreement, on the one hand, and the applicable award agreement or the Plan, on the other hand, the terms of the award agreement or the Plan, as applicable, will control.

The Employee acknowledges that all equity awards granted to him shall be governed by the terms of the Plan, the terms of the applicable award agreement, the rules of any applicable quotation system or stock exchanges, and all applicable laws.

2.5	Expenses. The Company shall reimburse the Employee on a timely basis for all reasonable business expenses incurred in connection with the discharge of his duties and responsibilities under this Agreement, in accordance with the Company’s expense approval procedures then in effect. Reasonable expenses include cell phone and phone usage, internet usage, and office supplies that are incremental to normal home life. Additionally, reasonable training related to employment as well as memberships and dues related to maintaining the employee’s professional designation and work, and travel expenses (whether to Company’s offices or elsewhere), in accordance with Company Policy described in the Employee Handbook will be reimbursed. The Company will purchase a computer and related peripherals at the Company’s expense for use that meets Company specifications, and it together with all other Company purchased materials, will remain the property of the Company and are to be surrendered upon termination.

2.6	Vacation / Paid Time Off. The Employee shall be entitled to paid time-off in accordance with the Company’s Employee Handbook and applicable policies, as may be amended from time to time. The Company currently maintains a flexible paid time off policy, which does not accrue and is not paid out upon any termination of employment.

2.7	No Other Compensation or Benefits. The Employee acknowledges and agrees that unless otherwise expressly agreed to in writing by the Company subsequent to execution of this Agreement by the Parties hereto, the Employee shall not be entitled by reason of his employment by the Company or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

3.	OBLIGATIONS OF THE EMPLOYEE

3.1	Duties. The Employee shall act as Chief Financial Officer of the Company and the Parent Company and shall perform such duties as are consistent with that position. In addition, the Employee shall perform, observe and conform to such duties and instructions, consistent with the position of Chief Financial Officer, as from time to time are assigned or communicated to the Employee by the Chief Executive Officer or the Board.

3.2	Service to the Company. At all times while employed by the Company, the Employee will use his best efforts to:

(a)	diligently, honestly and faithfully serve the Company in a manner which is consistent with the fiduciary duties owed to the Company;

(b)	act in, and promote, the best interests of the Company;

(c)	devote substantially all of his working time, attention and energies to the Business and affairs of the Business, provided, however, that the Employee may serve as an executive and board member of any subsidiary of the Company and may provide volunteer services to life sciences associations, non-profit foundations and academic institutions provided that no such activities amount to an actual or potential conflict of interest with the Employee’s duties pursuant to this Agreement and do not otherwise unreasonably interfere with the Employee’s performance of his duties hereunder;

(d)	comply in all material respects with all terms of this Agreement, and the Assignment of Intellectual Property Agreement executed between the Parties on the Effective Date; and

(e)	perform his duties in accordance with applicable laws and in accordance with the Company’s policies and procedures as established and updated by the Company from time to time.

3.3	Location. The Employee shall perform his duties remotely or at such locations as may be reasonably designated by the Company and agreed to by the Employee from time to time, subject to the reasonable business needs of the Company.

4.	CONFIDENTIALITY, DISCLOSURE OF INFORMATION

4.1	Confidential Information. The Employee acknowledges that, by reason of his employment with the Employer, he will have access to Confidential Information, as hereinafter defined, which the Employer has spent time, effort and money to develop and acquire. For the purposes of Sections 4 through 6 of this Agreement, any reference to “Employer” or “Company” shall mean the Parent Company and its affiliates and subsidiaries, including, without limitation, the Company. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of the Company (including the Employee) or received by the Company from an outside source that is maintained in confidence by the Company or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of the Company pertaining to:

(a)	any ideas, drawings, improvements, know-how, research, inventions, innovations, products, services, sales, scientific or other formulae, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

(b)	the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(c)	any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(d)	any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(e)	financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(f)	any information relating to the present or proposed business of the Employer.

4.2	Exclusive Property. The Employee acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

4.3	Restrictions. The Employee agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by him or disclosed to him as a result of or in connection with his association with the Employer. The Employee agrees that, both during the Term and after the termination of his employment with the Company, he will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Employee in breach of this Agreement, or that is required to be disclosed by court order or applicable law, including, without limitation (i) discussing the terms, wages, and working conditions at the Employer, as protected by applicable law; or (ii) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are required or protected by law.

4.4	Third-Party Information. The Employee understands that the Employer has from time to time in its possession information belonging to third parties or that is claimed by third parties to be confidential or proprietary and that the Employer has agreed to keep confidential. The Employee agrees that all such information shall be Confidential Information for the purposes of this Agreement.

4.5	Work Product. The Employee represents and warrants that the Employee will not, to the best of the Employee’s knowledge and belief, use or cause to be incorporated in any of the Employee’s work product any data software, information, designs, techniques or know-how which the Employee or the Company does not have the right to use.

4.6	Computer Authorization. The Employee agrees that he is not authorized to use the Company’s computer system or any of the Company’s IT hardware or software for any purpose other than the performance of his job duties or incidental, limited personal use that does not affect the Company or its business in any way. This includes (a) transferring information relating to the Company’s business from the Company’s system, hardware, or software to an external device or account other than as necessary in the performance of his job duties, (b) deleting information relating to the Company’s business from the Company’s system, hardware, or software other than as necessary in the performance of his job duties, or (c) altering information relating to the Company’s business found on the Company’s system, hardware, or software in an unauthorized manner.

5.	Disclosure of Discoveries, Ideas and Inventions

This Section 5 is subject in all respects to the Background Intellectual Property carve-out and license provisions set forth in Section 7.7.

5.1	Exclusive Property. Any new technology, knowledge or information developed by the Employee related to the business and/or research interests of the Company during the term of this Agreement shall be the exclusive property of the Company to the extent that such technology, knowledge or information is owned by the Employee.

5.2	Inventions. The Employee acknowledges that all Confidential Information (as defined above) and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or part thereof, conceived, developed, reduced to practice or otherwise made by him either alone or with others, during the course of the Employee’s performing services on behalf of the Employer, whether or not conceived, developed, reduced to practice or made during the Employee’s regular working hours or on the premises of the Employer (collectively “Inventions”), and any and all services and products that embody, emulate or employ any such Inventions will be the sole property of the Employer, and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to the Employer. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and the Employer will be considered the author thereof.

5.3	Assignment of Inventions. The Employee hereby assigns and agrees to assign all his right, title and interests in the Inventions to the Employer or its nominee.

5.4	Waiver of Rights in Inventions. The Employee hereby waives for the benefit of the Company and its successors and assigns any and all moral rights in respect of any Inventions.

6.	RETURN OF DOCUMENTS

6.1	Return of Company Property. The Employee agrees that all files, documents, equipment, records and other property or materials issued to, or made or received by, the Employee of any nature pertaining to business of the Employer, including Confidential Information, are and shall be the property of the Company, and that all such files, documents, records and other materials, and all copies of them, and all such equipment and other property shall be returned to the Company upon the termination of the Employee’s employment for any reason or at any time upon the request of the Employer.

7.	TERMINATION

7.1	Termination Due to Death or Disability. This Agreement and the Employee’s employment hereunder shall automatically terminate upon the Employee’s death or, at the option of the Company, by written notice to the Employee and subject to applicable law, upon the Employee’s Disability (as defined below). Such termination shall take effect the last day of the month following the date of death or the date such notice of termination for Employee’s Disability is given. The Employee’s compensation and other benefits shall continue during the term of the Disability through the effective date of termination as set forth above. Upon termination due to the Employee’s death or Disability, no notice, salary, compensation benefits, allowances or pay in lieu of notice shall be paid or payable to the Employee or any of his beneficiaries after or as a result of such termination other than any earned but unpaid Salary to be paid through the effective date of termination.

7.2	Termination by Company with Cause. The Company may terminate the Employee’s employment under this Agreement at any time for Cause (as defined below). If this Agreement and the Employee’s employment are terminated for Cause, no notice, salary, compensation benefits, allowances or pay in lieu of notice shall be paid or payable to the Employee or any of his beneficiaries after or as a result of such termination other than any earned but unpaid Salary to be paid through the effective date of termination.

7.3	Termination Outside a Change in Control Period by Company Without Cause or by the Employee for Good Reason. The Company may terminate the Employee’s employment under this Agreement without Cause at any time and the Employee may resign for Good Reason (as defined below). If the Employee’s employment is terminated outside of a Change in Control Period by the Company without Cause (other than due to his Disability) or by the Employee for Good Reason, then, subject to the Employee’s execution of a separation agreement and release in a form and manner reasonably satisfactory to the Company and negotiated by the Company and Employee in good faith without delay, which shall include, without limitation, a general release of claims against the Company and all related persons and entities that shall not release the Employee’s rights under this Agreement, and a reaffirmation of all of the Employee’s post-employment obligations to the Company, which shall provide that if the Employee breaches any of such obligations, all severance benefits as provided herein shall immediately cease (the “Separation Agreement”), which Separation Agreement must become irrevocable within 60 days after such termination of employment (or such shorter period as set forth in the Separation Agreement) (such conditions, the “Separation Conditions”), the Company shall provide the Employee with continued Salary through 9 months following the date of termination as consideration for a settlement agreement that contains complete and full releases of all claims by the Employee in addition to any earned but unpaid Salary to be paid through the effective date of termination.

7.4	Termination During a Change in Control Period by Company Without Cause or by the Employee for Good Reason. If the Employee’s employment is terminated during a Change in Control Period by the Company without Cause (other than due to his Disability) or by the Employee for Good Reason, then, subject to the satisfaction of the Separation Conditions, the Company shall provide the Employee with the following severance benefits in addition to any earned but unpaid Salary to be paid through the effective date of termination:

(a)	a lump-sum cash payment, paid within 30 days following the satisfaction of the Separation Conditions, equal to 9 months of Salary, and

(b)	full vesting acceleration of all then-outstanding Options effective as of the date of termination.

7.5	Termination by Employee Without Good Reason. The Employee may terminate his obligations under this Agreement without Good Reason by giving 90 days’ written notice to the Chief Executive Officer or the Board. On the giving of such notice by the Employee, or at any time thereafter, the Company shall have the right to elect at any time thereafter to immediately terminate the Employee’s employment without further payment other than any earned but unpaid Salary to be paid through the effective date of termination, and such termination shall not constitute a termination without Cause for purposes of this Agreement.

7.6	Definitions.

(a)	“Cause” means the occurrence of any one or more of the following events, as determined in good faith by the Board (or a duly authorized committee thereof):

(i)	Misconduct or Negligence. The Employee’s misconduct, negligence, or failure to substantially perform the Employee’s duties or responsibilities to the Company or the Parent (other than due to the Employee’s physical or mental illness, incapacity, or Death or Disability), which results in or is reasonably likely to result in harm to the Company or the Parent or its business;

(ii)	Breach of Fiduciary, Duty, or Dishonesty. Any act of fraud, embezzlement, misappropriation, dishonesty, or breach of fiduciary duty involving moral turpitude, deceit, or dishonesty with respect to the Company, or the Parent, its affiliates, or their respective assets;

(iii)	Criminal Conduct. The Employee’s indictment or arrest for (A) any felony, or (B) any misdemeanor involving moral turpitude, fraud, theft, dishonesty, or misrepresentation, in each case that is reasonably likely to have an adverse effect on the Company’s or the Parent’s reputation or business;

(iv)	Violation of Law or Policy. The Employee’s violation of any applicable law, rule, or regulation (including securities laws) or any violation of the Company’s or the Parent’s written policies, codes of conduct, or compliance programs, which violation causes or is reasonably likely to cause harm to the Company or the Parent;

(v)	Failure to Perform / Insubordination. The Employee’s failure or refusal to substantially perform the Employee’s duties or responsibilities, or insubordination, after receipt of written notice from the Board specifying such failure or refusal and a reasonable opportunity to cure (which shall be no less than thirty (30) days, except where such failure or refusal is not reasonably susceptible to cure);

(vi)	Reputational Harm. Any act or omission by the Employee that results in or is reasonably likely to result in reputational harm to the Company or the Parent, including conduct that undermines the Employee’s ability to effectively perform the Employee’s duties or impairs the confidence of the Board, regulators, investors, or key stakeholders in the Employee’s leadership;

(vii)	Breach of Agreement. The Employee’s breach of this Agreement or any other written agreement with the Company or the Parent, including confidentiality, non-competition, non-solicitation, or intellectual property obligations, which breach remains uncured following written notice and a reasonable opportunity to cure, if curable, including (without limitation) the Employee’s material breach of Section 7.7 of this Agreement (Competition; Non-Solicitation; Outside Activities; Intellectual Property), which breach remains uncured following written notice and a reasonable opportunity to cure, if curable;

(viii)	Board Determination of Performance Failure. The Employee’s failure to meet performance objectives or expectations, as determined in good faith by a majority of the Board of Directors, taking into account the Company’s and the Parent’s strategic objectives, financial performance, and the Employee’s role and responsibilities; or

(ix)	Substance Abuse / Workplace Policies. The Employee’s violation of any Company or Parent policy, including, without limitation, policies relating to drugs and alcohol, harassment or discrimination, equal employment opportunity, workplace violence, ethics, or code of conduct.

(b)	“Change in Control” has the meaning set forth in the Plan.

(c)	“Change in Control Period” means the period beginning three (3) months prior to the date of a Change in Control and ending on the twelve (12) month anniversary of the Change in Control.

(d)	“Disability” shall mean the disability of the Employee, where the Employee is unable to work and remains continuously so disabled for a period of 180 days.

(e)	“Good Reason” means that the Employee has completed all steps of the Good Reason Process following the occurrence of any of the following events without the Employee’s consent (each, a “Good Reason Condition”):

(i)	the Employee is placed in a position of lesser stature than his current position or is assigned duties consistent with such position or duties that, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent such a position immediately prior to the Change in Control,
(ii)	the Employee is assigned performance requirements or working conditions that are at variance with the performance requirements and working conditions in effect immediately preceding the Change in Control or is accorded treatment on a general basis that is in derogation of his status in his current position,
(iii)	the Employee’s Salary or incentive bonus eligibility is materially decreased,
(iv)	the Employee is required to relocate to an in-office location as his primary work location,
(v)	the Company’s material breach of this Agreement, or
(vi)	the relocation of Employee’s principal work location by more than fifty (50) miles from Employee’s then-current primary work location, other than a transition from remote work to occasional in-person meetings consistent with Company practice.

(f)	The “Good Reason Process” consists of the following steps:

(i)	a Good Reason Condition has occurred,
(ii)	the Employee notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition,
(iii)	the Employee cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition,
(iv)	notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period, and
(v)	the Employee terminates employment within 60 days after the end of the Cure Period.

7.7	Competition; Non-Solicitation; Outside Activities; Intellectual Property.

This Section 7.7 sets forth the sole and exclusive non-competition, non-solicitation, exclusivity, and intellectual property restrictive covenants applicable to the Employee, and supersedes any inconsistent or overlapping provisions elsewhere in this Agreement. As used in this Section 7.7, the term Company includes the Parent, the Company, and their respective affiliates.

(a)	Exclusivity and Non-Competition During Employment. During the term of the Employee’s employment with the Company, the Employee shall devote substantially all of the Employee’s professional business time, attention, skill, and efforts to the performance of the Employee’s duties for the Company and shall not, without the prior written consent of the Board, directly or indirectly engage in, own, manage, operate, control, advise, consult for, or participate in any business or enterprise that competes with the business of the Company or any of its subsidiaries, nor engage in any activity that would reasonably be expected to conflict with the Employee’s fiduciary duties to the Company. Notwithstanding the foregoing, the Employee may hold passive investments of less than two percent (2%) of the outstanding equity securities of any publicly traded company.

(b)	Permitted Outside Activities. Notwithstanding Section 3.1, the following activities shall be expressly permitted and shall not be deemed competitive or conflicting with the Employee’s obligations to the Company:

(i)	service on additional boards of directors or advisory boards of charitable, academic, or non-profit organizations, and service on boards of for-profit entities that are not competitive with the Company, in each case with prior notice to, and consent of, the Board (such consent not to be unreasonably withheld);

(ii)	passive ownership of less than two percent (2%) of the outstanding securities of any publicly traded company; and

(iii)	such other activities as may be approved in advance by the Board, provided that such activities do not materially interfere with the Employee’s duties to the Company.

(c)	Post-Termination Non-Competition. In consideration of the Employee’s compensation, access to Confidential Information, and equity participation, the Employee agrees that during the Employee’s employment with the Company and for a period of twelve (12) months following the termination of employment for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, anywhere in the United States, Canada, or any other jurisdiction in which the Company is actively conducting or has demonstrable plans to conduct business as of the date of termination, engage in, advise, manage, operate, or be employed by, or provide services similar to those performed by the Employee for the Company during his employment, to any business that is competitive with the research, development, manufacture, or commercialization of pharmaceutical, biotechnology, or life-sciences products or platforms that are materially similar to or competitive with those of the Company as conducted during the twelve (12) months preceding termination. This Section 7.7 shall not prohibit the Employee from passive investments permitted under Section 7.7(a) or service expressly permitted under Section 7.7(b).

(d)	Post-Termination Non-Solicitation. During the Restricted Period, the Employee shall not, directly or indirectly:

(i)	solicit, induce, or encourage any employee, consultant, or independent contractor of the Company to terminate or modify their relationship with the Company; or

(ii)	solicit or attempt to solicit any customer, collaboration partner, licensee, supplier, or other business partner of the Company, for the purpose of providing products or services competitive with those of the Company, or to otherwise cause such person to cease or reduce the scope or extent of its business relationship with the Company.

(e)	Intellectual Property – Background IP Carve-Out. The Employee acknowledges that the Company’s business depends on the protection of its proprietary scientific, technical, and commercial intellectual property.

(i)	Background Intellectual Property. The Employee shall not be required to assign to the Company any inventions, discoveries, developments, works of authorship, patents, data, or other intellectual property that were conceived, developed, or reduced to practice by the Employee prior to the commencement of employment or outside the scope of the Employee’s services for the Company (“Background IP”), provided that such Background IP is disclosed in writing to the Company prior to or promptly following the commencement of employment.

(ii)	No Implied Assignment. Nothing in this Agreement shall be construed to require the assignment of any Background IP to the Company.

(iii)	License to Background IP if Used. To the extent that any Background IP is incorporated into, used in connection with, or is necessary for the development, manufacture, or commercialization of the Company’s products, services, or research programs, the Employee hereby grants to the Company a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, transferable, and sublicensable license to use, reproduce, modify, develop, commercialize, and otherwise exploit such Background IP solely in connection with the Company’s business.

(f)	Company Intellectual Property. All inventions, discoveries, developments, works of authorship, data, improvements, and other intellectual property conceived, developed, or reduced to practice by the Employee, alone or jointly with others, during the term of employment and within the scope of the Employee’s duties or using Company resources shall be the sole and exclusive property of the Company and shall constitute a “work made for hire” to the maximum extent permitted by law. To the extent not deemed a work made for hire, the Employee hereby irrevocably assigns all right, title, and interest therein to the Company.

7.8	No Other Entitlements Upon Termination. The Employee agrees that the amounts payable pursuant to this Section 7 shall be the maximum notice or compensation to which the Employee is entitled in lieu of reasonable notice, including statutory, contractual and common law amounts, and the Company will have no further obligations to the Employee with respect to the termination of this Agreement or his employment, including without limitation further compensation, severance pay or damages.

7.9	Termination by Mutual Agreement or Force Majeure. The Employee’s employment may be terminated at any time by mutual written agreement of the Parties. In addition, the Company may terminate the Employee’s employment upon the occurrence of a force majeure event that renders continued performance impracticable or impossible, in accordance with applicable law. In each case, such termination will not be considered a termination without Cause.

8.	TAXES

8.1	Withholding. All payments and benefits provided to the Employee pursuant to this Agreement will be paid or provided net of any tax or other amounts that the Company is required to withhold under applicable laws and regulations. Nothing in this Agreement should be construed to require the Company to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

8.2	Section 409A.

(a)	Notwithstanding anything in this Agreement to the contrary, if at the time of the Employee’s separation from service within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent that any payment or benefit of “non-qualified deferred compensation” (as such term is used in Section 409A of the Code) under this Agreement becomes payable upon a separation from service (and not due to any other permissible payment event, such as the lapsing of a substantial risk of forfeiture), the Company will defer such payment until the earlier of (i) six months and one day after the Employee’s separation from service and (ii) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment occurring after the mandatory deferral contemplated in the immediately preceding sentence will include a catch-up payment covering amounts that would have otherwise been paid during the deferral period but for the application of this provision, and the Company will pay the balance of the installments in accordance with their original schedule.

(b)	The Company will pay or provide all in-kind benefits and taxable expense reimbursements under this Agreement as soon as administratively practicable when due, but in no event will the Company provide any taxable expense reimbursement after the last day of the taxable year following the taxable year in which the expense is incurred. The amount of in-kind benefits provided or taxable expense reimbursements in one taxable year will not affect the amount available in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), and no such right to reimbursement or in-kind benefits is subject to liquidation or exchange for another benefit.

(c)	To the extent that any payment or benefit of “non-qualified deferred compensation” under this Agreement becomes payable upon the Employee’s termination of employment (and not due to any other permissible payment event, such as the lapsing of a substantial risk of forfeiture), then the Company will pay or provide such payments or benefits only if such termination of employment constitutes a “separation from service” (as such term is used in Section 409A of the Code). The Company will determine whether and when a separation from service has occurred in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)	The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision should be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary, to fully comply with, or be exempt from, Section 409A of the Code while preserving the payments and benefits provided hereunder to the greatest possible extent without additional cost to either Party.

(e)	The Company makes no representation or warranty and accepts no liability to the Employee or any other person if any provision of this Agreement is determined to provide for “nonqualified deferred compensation” subject to Section 409A of the Code in a manner that does not comply with Section 409A of the Code.

8.3	Section 280G. If any payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its Affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code:

(a)	Employee shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates (without regard to clause (i)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates.

(b)	If any payments under this Agreement or otherwise are required to be reduced as described in this Section 8.3, the Company shall reduce the Payments in the following order: (i) by reducing cash severance amounts in reverse chronological order of payment, then (ii) by reducing any accelerated vesting benefits in reduce chronological order of vesting date, applied first with respect to any accelerated vesting that is not subject to Treas. Reg. § 1.280G-1 Q/A 24(c), and applied last with respect to any accelerated vesting that is subject to Treas. Reg. § 1.280G-1 Q/A 24(c).

9.	DIRECTORSHIP AND OFFICES

9.1	Directorship and Offices Upon Termination of the Employee. Upon termination of the Employee’s employment with the Company or his ceasing to serve as the Chief Financial Officer of the Company for any reason, the Employee shall be deemed to have immediately resigned from all other directorships and offices held in the Company, the Parent, or any subsidiary or affiliated companies and, except as provided in this Agreement, the Employee will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any other severance pay, damages or compensation for loss of such directorships or offices.

10.	MISCELLANEOUS

10.1	Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of Delaware and the laws of the United States of America as applicable therein.

10.2	Employee’s Representations and Covenants.

(a)	Third-Party Agreements and Rights. The Employee represents that the Employee is not bound by the terms of any agreement with any previous employer or other party that restricts or could reasonably be interpreted to restrict in any way the Employee’s employment or services hereunder. The Employee represents to the Company that the Employee’s execution of this Agreement, the Employee’s employment with the Company, and the Employee’s performance of the duties required hereunder will not violate any obligations the Employee has to any such previous employer or other party. In the Employee’s work for the Company, the Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(b)	Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee agrees to reasonably cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or that may be brought against or on behalf of the Company (other than claims brought on behalf of the Company against the Employee) that relate to events or occurrences that transpired while the Employee was employed by the Company and (ii) the investigation, whether internal or external, of any matters about which the Company reasonably believes the Employee may have knowledge or information. The Employee’s reasonable cooperation in connection with such claims, actions, or investigations may include, but are not limited to, being available to meet with counsel (telephonically or via Zoom or similar remote meeting devices) to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also agrees to cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority to the extent that any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. All requests for the Employee’s cooperation, and scheduling of meetings, phone calls, video conferences, and the like, will be made with due regard for the Employee’s professional and personal obligations. The Company will reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 10.2(b).

(c)	Cooperation in Legal Matters. Employee agrees that, upon reasonable request by the Company or the Parent at any time during the Term or thereafter, he will cooperate and participate in the investigation, prosecution, or defense of any matter involving the Company or the Parent or any other matter that arose during his employment. If such activities are required after termination of Employee’s employment with the Company or the Parent, the Company shall compensate Employee for the reasonable value of the time required for such participation and reimburse him for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request in accordance with the Company’s business expense reimbursement policies as then in effect. The purpose of such reimbursement is to avoid cost to the Employee and not to influence his participation.

10.3	Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with the Employee’s employment with the Company, the Employee and the Company agree that all disputes, claims, and causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Employee’s employment with the Company, or the termination of the Employee’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration conducted in New York, New York, by JAMS, Inc. (“JAMS”), or its successors, under JAMS’ then-applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses); provided that the arbitrator will have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law and must issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Employee and the Company will be entitled to all rights and remedies that they would be entitled to pursue in a court of law. Both the Employee and the Company acknowledge that by agreeing to this arbitration procedure, the Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company will pay all filing fees in excess of those that would be required of the Employee if the dispute were decided in a court of law and will pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or the Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. With respect to the foregoing, the Parties hereby consent to the jurisdiction of the state and federal courts sitting in the State of New York. Accordingly, with respect to any such court action, the Employee and the Company each (a) submit to the exclusive personal jurisdiction of such courts, (b) consent to service of process, and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Employee Initials: KV

10.4	Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

Employee Initials: KV

10.5	Personal Information. The Employee acknowledges that the Company will collect, use and disclose personal information only where reasonably necessary for security, employment and business purposes. The Employee consents to the Company’s collection, use and disclosure of personal information about the Employee only where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and any privacy policy of the Company that may be in effect from time to time.

10.6	Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Employee’s rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

10.7	Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall apply only to the specific matter waived and only in the specific instance in which it is waived.

10.8	Further Assurances. The Parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

10.9	Enforceability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

10.10	Confidentiality. The Employee shall keep the terms and conditions of this Agreement confidential and shall not disclose its contents other than to his spouse, legal and financial advisors on the understanding that they too will keep its contents confidential or except as may be required to enforce any provisions of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

10.11	Independent Review. Both Parties acknowledge that they have carefully reviewed and understand the provisions of this Agreement and the Parties acknowledge and agree that the terms are mutually fair and equitable. It was fully and plainly recommended to the Employee that independent legal and tax advice be obtained prior to entering into this Agreement.

10.12	Indemnity. The Company will include the Employee as a named insured under its directors’ and officers’ liability insurance policy to be maintained for the Company’s directors and officers. The Company shall indemnify the Employee in accordance with the Indemnity Agreement executed by the Employee on April 24, 2026.

10.13	Integration. This Agreement (including all referenced and attached agreements and the policies and procedures of the Company, as amended from time to time) constitutes the entire agreement between the Employee and the Company regarding the Employee’s employment with the Company and supersedes all prior understandings and agreements regarding the Employee’s employment. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Employee and the Company other than as expressly set forth in this Agreement.

10.14	Notices. All notices, requests, demands, and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, by email with written acknowledgment by the receiving Party, to the Employee at the last address or email address the Employee has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

10.15	Survival. The provisions of this Agreement will survive the termination of the Term and the Employee’s employment to the extent necessary to effectuate the terms contained herein.

10.16	Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.

10.17	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered should be taken to be an original; but such counterparts together constitute one and the same document.

10.18	Name, Image and Likeness. During the Employee’s employment and after the Employee’s employment with the Company ends, the Employee consents to the Company’s use of the Employee’s name, image, likeness, voice, or other characteristics in the Company’s website, products or services without any additional compensation other than provided in this Agreement. The Employee releases the Company from any cause of action that the Employee has or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date set forth above, notwithstanding its actual date of execution.

/s/ Keith Vendola, MD, MBA
KEITH VENDOLA, MD, MBA

NERVGEN US INC.

By:	/s/ Adam Rogers

Adam Rogers, Chief Executive Officer